[CBRL GROUP, INC. LOGO]                                                            POST OFFICE BOX 787
                                                                               LEBANON, TENNESSEE
                                                                                          37088-0787
                                                                                  PHONE 615.443.9869

C  B  R  L    G  R  O  U  P,   I  N  C.

Investor Contact:        Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:    Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. ANNOUNCES INCREASE IN DILUTED INCOME PER SHARE
FOR FISCAL 2007 FIRST QUARTER
Provides Updated Fiscal 2007 Outlook

LEBANON, Tenn. (November 21, 2006) -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today announced results for its first quarter ended October 27, 2006, reporting diluted income per share from continuing operations of $0.45, compared with $0.44 from continuing operations in the first quarter of fiscal 2006. After-tax income from continuing operations was $15.2 million, compared with $22.1 million in the first quarter of fiscal 2006, with the reduction reflecting higher interest expense associated with the Company’s fiscal 2006 recapitalization initiative. On October 30, 2006, the Company announced that it had entered into a definitive agreement to divest its subsidiary, Logan’s Roadhouse® Inc. (“Logan’s”). Logan’s results are now classified as discontinued operations. Total net income and diluted net income per share, including the effect of Logan’s discontinued operations, were $19.4 million and $0.57, respectively, compared with $25.7 million and $0.51, respectively, in the prior year first quarter.

Highlights of the first quarter of fiscal 2007 results include:
•	Comparable store restaurant sales for the first quarter increased 1.4% for Cracker Barrel Old Country Store® (“Cracker Barrel”), while comparable store retail sales at Cracker Barrel were up 4.4%
•	Total revenue from continuing operations for the first quarter of $558 million was up 4.3% from the year-ago quarter
•	Operating income margin from continuing operations in the first quarter was 6.9% of total revenues compared to 6.8% in the year-ago quarter
•	After-tax income and diluted income per share, both from continuing operations, for the first quarter were $15.2 million and $0.45, respectively, compared to income of $22.1 million and

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CBRL Announces First Quarter Results

November 21, 2006

diluted income per share of $0.44, both from continuing operations, in the prior-year comparable period. The first quarter of fiscal 2007 benefited from the Company’s recapitalization in the third quarter of fiscal 2006 which had the effect of reducing income from continuing operations due to interest on a greater amount of debt outstanding, while increasing diluted income per share from continuing operations due to a reduction in the number of shares outstanding.

Commenting on the first-quarter results, CBRL Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “The sales environment improved in the first quarter. We believe that lower gasoline prices were a contributing factor, and we did not have the devastating hurricane season that we had in 2006. Restaurant sales at Cracker Barrel were solid, and we were especially encouraged by positive guest traffic. While retail sales were positive, the overall trends are not up to our expectations. With retailers reporting mixed results recently, consumers appear cautious in their spending. Therefore, we are planning operational initiatives to maximize sales during the upcoming holiday shopping season. Meanwhile, however, our store-level cost management and overall margin performance have improved from a year ago, and we are benefiting from our restructuring initiatives with growth in diluted income per share.”

First-Quarter Fiscal 2007 Results

On October 30, 2006, the company announced that it had executed a definitive agreement to sell Logan’s to LRI Holdings, Inc., an affiliate of Bruckmann, Rosser, Sherrill & Co., Inc., a New York-based private equity investment firm, and an affiliate of Canyon Capital Advisors LLC, a Los Angeles-based investment firm, and its associated private equity and debt investment firm, Los Angeles-based Black Canyon Capital LLC. Logan’s results now are reflected as discontinued operations, and income from discontinued operations compared with last year benefited from lower food and advertising expense and credits for forfeiture or anticipated forfeiture of previously awarded unvested share-based awards partly offset by divestiture-related expenses.

Revenue from continuing operations
Total revenue from continuing operations for the first quarter of $558.3 million represented an increase of 4.3% from the first quarter of 2006. Comparable store restaurant sales at Cracker Barrel for the period increased 1.4%, including a 1.2% higher average check, while guest traffic increased 0.2%. Cracker Barrel’s average menu price increase for the quarter was approximately 0.9% compared with last year. Comparable store retail sales at Cracker Barrel increased 4.4% for the quarter. During the quarter, the Company opened five new Cracker Barrel units.

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CBRL Announces First Quarter Results

November 21, 2006

Income from continuing operations
Operating income from continuing operations of $38.3 million was 6.9% of total revenue during the first quarter of 2007 compared to $36.2 million, or 6.8% of revenue, in the first quarter of fiscal 2006. After-tax income from continuing operations of $15.2 million, or $0.45 per diluted share, during the first quarter of 2007 compared to income from continuing operations of $22.1 million, or $0.44 per diluted share, in the first quarter of 2006. Other expense items affecting first quarter comparable results included higher interest expense due to the Company’s third quarter fiscal 2006 recapitalization and corresponding higher debt levels as well as increased bonus expense. Offsetting these unfavorable effects were higher menu pricing, positive comparable-store restaurant traffic and lower food cost, labor cost, and advertising expenses. Diluted income per share from continuing operations reflected fewer shares outstanding compared with the comparable prior year-period as a result of the Company’s “Dutch auction” tender offer in which it repurchased 16,750,000 shares of the Company’s common stock in the fourth quarter of fiscal 2006.

Fiscal 2007 Outlook

The Company urges caution in considering its current trends and the outlook disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission.

The Company commented on its outlook for fiscal 2007 and reiterated that it has adopted the practice of providing guidance on full fiscal year targets rather than quarterly expectations or objectives. The Company noted that its outlook reflects many assumptions, many of which cannot be known, including, very importantly, sales expectations and the effects of the Logan’s divestiture. In anticipation of completing the divestiture of Logan’s, the Company’s outlook addresses expectations for results of continuing operations for Cracker Barrel, excluding Logan’s. Based on first quarter operating results and trends, the Company presently expects fiscal 2007 total revenues from Cracker Barrel of approximately $2.4 billion, reflecting the opening of 19 new Cracker Barrel stores during the year, full-year comparable store restaurant sales that are up 1 to 3% and full-year comparable store retail sales that are up 5 to 7% compared to prior year (on a comparable week basis), and the benefit of an estimated $45-50 million in revenues from a 53rd week in fiscal 2007. The Company also expects fiscal 2007 operating income margins from continuing operations to be approximately equal to those of fiscal 2006. The Company’s margin expectations reflect lower food costs and the non-recurrence of certain impairment and store closing costs incurred in fiscal 2006, partly offset by higher advertising and bonus expenses and the effect of minimum wage changes on tipped employees recently enacted in certain states. Certain expenses related to the Company’s strategic initiatives begun in fiscal 2006 will continue into fiscal 2007. The Company expects the effect of the 53rd week to be margin neutral, including the impact of plans for additional spending to support advertising tests during the year. The Company presently expects fiscal 2007 capital expenditures of up to $105 million, excluding Logan’s.

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CBRL Announces First Quarter Results

November 21, 2006

Commenting on the outlook, Mr. Woodhouse said, “Fiscal 2007 is a transition year for CBRL. The anticipated completion of the Logan’s divestiture will substantially complete the strategic initiatives we began in fiscal 2006. While the use of the proceeds from the divestiture of Logan’s is not yet finally determined, we will continue to leverage the strength of our brand while improving our capital structure to create long-term shareholder value. We expect high single-digit percentage revenue growth from same store sales improvements and new store openings, as well as a 53rd week, and flat operating margins, coupled with the benefits realized from our restructuring efforts.”

Fiscal 2007 First-Quarter Conference Call

As previously announced, the live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at earnings.com or cbrlgroup.com today beginning at 11:00 a.m. (EST). The on-line replay will be available at 2:00 p.m. (EST) and continue through December 1, 2006.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 550 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 143 company-operated and 26 franchised Logan’s Roadhouse restaurants in 20 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the timing and ability of the Company to execute a successful divestiture of its Logan’s Roadhouse, Inc. subsidiary; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise in our gift shops and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to

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CBRL Announces First Quarter Results

November 21, 2006

improve operational execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity, workers compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing or execute initiatives; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel during and after the restructuring process; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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CBRL Announces First Quarter Results

November 21, 2006

CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

                                                                       First Quarter Ended
	10/27/06	10/28/05	Change
Total Revenue	$558,263	$535,485	4%
Cost of goods sold	172,856	166,612	4
Gross profit	385,407	368,873	4
Labor & other related expenses	212,174	204,418	4
Other store operating expenses	97,722	95,184	3
Store operating income	75,511	69,271	9
General and administrative expenses	37,260	33,062	13
Operating income	38,251	36,209	6
Interest expense	15,177	2,487	510
Interest income	598	--	--
Pretax income	23,672	33,722	(30)
Provision for income taxes	8,510	11,668	(27)
Income from continuing operations	15,162	22,054	(31)
Income from discontinued operations	4,265	3,668	16
Net income	$19,427	$25,722	(24)

Earnings per share - Basic:
Income from continuing operations	$0.49	$0.47	4
Income from discontinued operations	$0.14	$0.08	75
Net income per share	$0.63	$0.55	15

Earnings per share - Diluted:
Income from continuing operations	$0.45	$$0.44	2
Income from discontinued operations	$0.12	$0.07	71
Net income per share	$0.57	$0.51	12

Weighted average shares:
Basic	30,996,700	46,672,202	(34)
Diluted	36,011,802	51,836,594	(31)

RATIO ANALYSIS
Net sales:
Restaurant	79.2%	79.7%
Retail	20.8	20.3
Total revenue	100.0	100.0
Cost of goods sold	31.0	31.1
Gross profit	69.0	68.9
Labor & other related expenses	38.0	38.2
Other store operating expenses	17.5	17.8
Store operating income	13.5	12.9
General and administrative expenses	6.6	6.1
Operating income	6.9	6.8
Interest expense	2.8	0.5
Interest income	0.1	--
Pretax income	4.2	6.3
Provision for income taxes	1.5	2.2
Income from continuing operations	2.7	4.1
Income from discontinued operations	0.8	0.7
Net income	3.5%	4.8%

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CBRL Announces First Quarter Results

November 21, 2006

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands)

Assets	10/27/06	7/28/06
Cash and cash equivalents	$73,103	$87,830
Assets held for sale	3,527	3,127
Other current assets	185,993	161,651
Current assets of discontinued operations	412,062	401,222
Property and equipment, net	992,010	982,504
Long-lived assets	46,702	44,963
Total assets	$1,713,397	$1,681,297

Liabilities and Shareholders’ Equity
Current liabilities	$253,455	$258,888
Current liabilities of discontinued operations	77,934	71,645
Long-term debt	910,931	911,464
Other long-term obligations	149,591	137,018
Shareholders’ equity	321,486	302,282
Total liabilities and shareholders’ equity	$1,713,397	$1,681,297

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CBRL Announces First Quarter Results

November 21, 2006

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

                                                                              First Quarter Ended
Cash flows from continuing operations:	10/27/06	10/28/05
Cash flows from operating activities
Net income	$$19,427	$	$ 25,722
Income from discontinued operations, net of tax	(4,265)		(3,668)
Depreciation and amortization	13,723		13,556
Loss on disposition of property and equipment	292		669
Accretion on zero-coupon notes	1,467		1,423
Share-based compensation, net of excess tax benefit	1,768		3,133
Net changes in other assets and liabilities	(28,164)		(34,419)
Net cash provided by operating activities	4,248		6,416
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(23,616)		(23,095)
Proceeds from sale of property and equipment	79		36
Net cash used in investing activities	(23,537)		(23,059)
Cash flows from financing activities:
Net (payments) proceeds from credit facilities
and other long-term obligations	(2,035)		22,447
Proceeds from exercise of stock options	7,686		2,298
Excess tax benefit from share-based compensation	877		522
Dividends on common stock	(4,020)		(5,592)
Net cash provided by financing activities	2,508		19,675

Cash flows from discontinued operations:
Net cash provided by operating activities of discontinued operations	12,871		10,300
Net cash used in investing activities of discontinued operations	(10,817)		(11,693)
Net cash provided by (used in) discontinued operations	2,054		(1,393)

Net (decrease) increase in cash and cash equivalents	(14,727)		1,639
Cash and cash equivalents, beginning of period	87,830		15,577
Cash and cash equivalents, end of period	$73,103		$17,216

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CBRL Announces First Quarter Results

November 21, 2006

CBRL GROUP, INC.
Supplemental Information
(Unaudited)

	As of 10/27/06	As of 7/28/06	As of 10/29/05
Common shares outstanding	31,188,584	30,926,906	46,726,847

                                                                                First Quarter Ended
Units in operation:	10/27/06	10/28/05
Cracker Barrel
Open at beginning of period	543	529
Opened during period	5	8
Open at end of period	548	537

Logan’s Roadhouse - company-owned

Open at beginning of period	141	124
Opened during period	2	5
Open at end of period	143	129

Total company-owned units	691	666

Logan’s Roadhouse - franchised
Open at beginning of period	25	23
Opened during period	0	0
Open at end of period	25	23

System-wide units	716	689

Total revenue in company-owned stores: (In thousands)
Cracker Barrel - restaurant	$$442,327	$426,645
Cracker Barrel - retail	115,936	108,840
Total Revenue	$$558,263	$535,485

Operating weeks - company-owned stores:
Cracker Barrel	7,076	6,938

Average unit volume - company-owned stores: (In thousands)
Cracker Barrel - restaurant	$$812.6	$799.4
Cracker Barrel - retail	213.0	204.0
Cracker Barrel - total	$$1,025.6	$1,003.4

                                                                             Q1 2007 vs. Q1 2006
Comparable store sales period to period increase:	Cracker Barrel	Logan's
Restaurant	1.4%	0.8%
Retail	4.4%

Number of locations in comparable store base	507	115

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